SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2011

PROVIDENT NEW YORK BANCORP
(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York		10901
(Address of Principal Executive Offices)		(Zip Code)

       Registrant's telephone number, including area code:  (845) 369-8040

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Transition

On June 20 , 2011, Provident New York Bancorp (the “Company”) announced that Jack L. Kopnisky will succeed George L. Strayton as President and Chief Executive Officer of the Company and its principal subsidiary, Provident Bank, upon Mr. Strayton’s retirement on July 5th, 2011.  Mr. Strayton will continue to serve as a director of the Company and Provident Bank.  The Company’s press release relating to the management transition is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Mr. Kopnisky, age 55 , served as Chief Executive Officer of SJB Escrow Corporation (an entity formed to acquire distressed or undercapitalized banks) since 2009 and as a partner in Mercatus LLC (a national financial services consulting and investing firm) since 2008.  From 2005 until 2008, he was President and Chief Executive Officer of First Marblehead Corporation (a provider of outsourcing services for private education lending).  Prior to joining First Marblehead, Mr. Kopnisky served as the President of the Consumer Banking Group at KeyCorp (a financial services firm) where he was responsible for Retail Banking, Business Banking, Consumer Finance and Community Development from June 2000 to August 2005.  During those years, Mr. Kopnisky served as Chief Executive Officer and President of KeyBank USA’s Consumer Finance Business.  Mr. Kopnisky received a B.A. in Economics and Business Administration from Grove City College.

On his start date, Mr. Kopnisky will be appointed as a member of the Board of Directors of the Company and Provident Bank with a term to expire at the 2013 annual meeting of stockholders.  During the term of his employment agreement and subject to applicable law, the Company and Provident Bank will nominate Mr. Kopnisky for re-election to these Boards upon the expiration of his then current term of office.

Employment Agreement with Mr. Kopnisky

The Company and Provident Bank have entered into a two-year employment agreement with Mr. Kopnisky that will provide him an annual base salary of $550,000 and a target annual bonus of 50% of his base salary under the Company’s Executive Officer Management Incentive Program.  Upon the commencement of his employment, Mr. Kopnisky will receive a $75,000 signing bonus, a non-qualified stock option valued at $250,000, a restricted stock grant covering $250,000 of the Company’s common stock with time-based vesting and a restricted stock grant covering $100,000 of the Company’s common stock with performance-based vesting, and he will be eligible to participate in the Company’s customary compensation and benefit plans.  His employment agreement provides for severance benefits in the event he is terminated by the Company without “cause” or if  he terminates his employment for “good reason” (as those terms are defined in his employment agreement), subject to timely execution of a general release of claims.  Mr. Kopnisky also agreed to post-termination non-solicitation and non-compete covenants.  The foregoing description of Mr. Kopnisky’s employment agreement is qualified in its entirety by reference to the copy of the employment agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with approving the employment agreement, the Executive Compensation Committee and the Board of Directors adopted forms of performance-based and restricted stock award notices, as well as a non-qualified stock option agreement. In addition, the Executive Compensation Committee affirmed its commitment to using equity-based compensation as a part of its future pay practices.

Retirement Agreement with Mr. Strayton

Mr. Strayton’s employment as President and Chief Executive Officer of the Company will terminate prior to the scheduled expiration of his employment agreement.  In addition, Mr. Strayton has agreed to voluntarily forgo certain prior compensation awards and payments from the Company.  Accordingly, the Company will pay a lump sum cash payment to Mr. Strayton in the amount of $340,341(less applicable withholdings) on January 5th , 2012.  In addition, the Board, with the recommendation and approval of its Executive Compensation Committee, will pay Mr. Strayton a lump sum cash bonus in the amount of $441,820 ,  representing 75% of Mr. Strayton’s current annual base salary.  These payments will not count as compensation for purposes of any of the Company’s benefit plans and programs.  The foregoing description of the letter agreement with Mr. Strayton is qualified in its entirety by reference to the copy of the retirement agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

10.1	Employment Agreement among Provident New York Bancorp, Provident Bank and Jack L. Kopnisky. +

10.2	Letter agreement between Provident New York Bancorp and George L. Strayton. +

99.1	June 20, 2011 Press Release.

+ Management compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT NEW YORK BANCORP

DATE: June 21, 2011	By: /s/ Paul A. Maisch
Paul A. Maisch
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Employment Agreement among Provident New York Bancorp, Provident Bank and Jack L. Kopnisky. +

10.2	Letter agreement between Provident New York Bancorp and George L. Strayton. +

99.1	June 20, 2011 Press Release.

+ Management compensatory plan or arrangement